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                               Exhibit 1(A)(1)(b)

To:      Ann F. Lomeli                          From:    Thomas B. Wheeler
         Vice President, Secretary and                   Chairman and
         Associate General Counsel                       Chief Executive Officer
MIP:     B052                                   MIP:     B329      Ext:     3800
Re:      Delegated Authority-New Separate       Date:    July 13, 1998
         Accounts Segments


Under the authority granted the Chief Executive Officer by a vote of the Investment Committee of the Board of Directors adopted on May 13, 1998, I hereby:

         Establish a segment of Massachusetts Mutual Variable Life Separate Account I ("the Separate Account") in accordance with the provisions of
         Section 132G of Chapter 175 of the Massachusetts General Laws for the purpose of investing premiums received under a new individual flexible premium variable universal life insurance product (the "SL10 Policy"); and the appropriate officers of the company be, and each acting singly hereby is, authorized to execute all documents or take any other action which said officer deems necessary or advisable in order to permit the sale of the SL10 Policy, including the filing of registration statements or amendments thereto with the United States Securities and Exchange Commission or other appropriate regulatory authorities.






/s/ Thomas B. Wheeler
----------------------------------------------------
Thomas B. Wheeler
Chairman and Chief Executive Officer